FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement dated December 3, 2007, between Quest Resource Corporation (the “Company”) and Jack T. Collins (“Employee”) is entered this 23rd day of October, 2008.

WHEREAS, the Company and Employee entered into an employment agreement dated December 3, 2007 (the “Employment Agreement”) to memorialize the terms and conditions relating to Employee’s employment with the Company;

WHEREAS, the Company and Employee desire to amend the Employment Agreement to (i) modify Employee’s title and job description, (ii) provide Employee with an increase in base annual salary and incentive compensation opportunities commensurate with Employee’s new position and (iii) amend the Employment Agreement for certain changes in light of the final Treasury Regulations issued under Section 409A of the Internal Revenue Code;

WHEREAS, Employee currently serves as the Interim Chief Financial Officer of the Company;

WHEREAS, the Company desires for Employee to continue to serve, on a temporary basis as the Interim Chief Financial Officer and, on a more permanent basis, serve as the Company’s Executive Vice President Finance / Corporate Development;

WHEREAS, although the position of Executive Vice President Finance / Corporate Development will eventually report to the Chief Financial Officer, Employee, while currently serving in both positions will report to the President of the Company and, when no longer serving as Interim Chief Financial Officer, will report to the Chief Financial Officer;

WHEREAS, the parties agree that any future change or removal of Employee’s position as Interim Chief Financial Officer and any related modification in reporting duties or obligations related thereto will not constitute “Good Reason” as defined in the Employment Agreement;

NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:

1.

Agreement to Employ. Effective as of August 23, 2008, Section 1(a) is amended to reflect that the Employee shall serve as the Interim Chief Financial Officer of the Company and, effective as of the date hereof, Section 1(a) is amended to reflect that the Employee shall serve as the Company’s Executive Vice President Finance / Corporate Development.

2.

Duties.  Section 1(b) is amended to reflect that the Employee shall be subject to the direction and control of the Chief Executive Officer or the President of the Company until such time as he is no longer serving as the Company’s Interim Chief Financial Officer. Upon ceasing to serve as the Company’s Interim Chief Financial Officer and serving solely as the Company’s Executive Vice President Finance / Corporate

Development, the Employee shall be subject to the direction and control of the Chief Financial Officer.

3.	Compensation—Base Salary. Effective as of August 23, 2008, Section 2(a) is amended to increase the Employee’s annual base salary from $125,000 per year to $200,000 per year.
4.

Compensation—2008 Equity Incentive Grant. Simultaneous with the Company’s approval of this First Amendment (the “Grant Date”), the Company hereby grants Employee pursuant to the Company’s 2005 Omnibus Stock Award Plan (the “Omnibus Plan”) a nonqualified stock option to purchase 100,000 shares of the Company’s common stock at a per share exercise price equal to the market value of the Company’s common stock on the Grant Date. 50% of such option shall become immediately exercisable on the Grant Date hereof and the remaining 50% shall become exercisable on the first anniversary of the Grant Date. If there is a “Change of Control” of the Company (as defined in Section 6 of the Employment Agreement) or there is a material reduction in the Employee’s duties or responsibilities which, after notice of such reduction is provided to the Board of Directors of the Company, fails to be reasonably cured, then such option shall immediately become fully exercisable.

5.	Term. Section 3 of the Employment Agreement is deleted in its entirety and replaced with the following new Section 3.

3.         Term. Unless earlier terminated by either party as provided in Section 5 or 6 hereof, this Agreement shall commence on August 23, 2008, and shall continue for a period of three (3) years thereafter until August 23, 2011 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically continue in effect for successive one (1) year terms (a “Renewal Term”) unless terminated by either party by providing written Notice of Termination (as provided in Section 7) not less than one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term.

6.

Definition of Disability. Notwithstanding the definitions of disability set forth in Section 5(c) and 6(c), Employee shall not be deemed to be Disabled for purposes of the Employment Agreement unless (A) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

7.

Disability Benefit. For purposes of Section 5(c) and Section 6(c), if Employee’s employment is terminated on account of disability, the benefit under Section 5(c) and Section 6(c) shall be increased from $125,000 to $200,000.

8.

Good Reason or Material Reduction in Duties. Notwithstanding the definition of “Good Reason” in the Employment Agreement, as amended by this Amendment, or any other provision therein, in no event shall the modification to, or removal of, Employee’s position as Interim Chief Financial Officer, where Employee continues to have a title, position and duties not materially less than those of Executive Vice President Finance / Corporate Development, constitute “Good Reason” as defined in the Employment Agreement or be considered a material reduction in Employee’s duties or responsibilities.

In all other respects the Employment Agreement dated December 3, 2007, shall remain in full force.

“Employee”		“Company”

Jack T. Collins		QUEST RESOURCE CORPORATION

By:	/s/ Jack T. Collins	By:	/s/ Jon H. Rateau

Dated:	10/23/08	Dated:	10/23/08

		Title:	Chairman of the Board